MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Eventide Funds

Exhibit 1

Amendment Dated: September 1, 2025

Percentage of Average

Fund Daily Net Assets

Eventide Gilead Fund 1.00% on the first $2 billion

0.95% on the next $1 billion in asset

0.90% on the next $1 billion in net assets

0.85% thereafter

Eventide Healthcare & Life Sciences Fund 1.10%

Eventide Multi-Asset Income Fund* 0.60%

Eventide Dividend Opportunities Fund* 0.73%

Eventide Limited-Term Bond Fund* 0.31%

Eventide Exponential Technologies Fund* 0.95%

Eventide Core Bond Fund* 0.34%

Eventide Large Cap Focus Fund* 0.73%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit 1 for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

Mutual Fund Series Trust

By: _/s/ Jennifer Bailey_____

Print Name: Jennifer Bailey

Title: Secretary

Eventide Asset Management, LLC

By: /s/ Robin John_________

Print Name: Robin John

Title: Chief Executive Officer